Exhibit 99.1

For Immediate Release	Contact Information
Friday, March 31, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Announces Private Placement of Common Stock

     SAN ANTONIO -- March 31, 2006 -- The Exploration Company (Nasdaq:TXCO) today announced it has entered into definitive agreements with institutional investors to sell 3.0 million shares of common stock in a private placement for $10.50 per share, or a total of $31.5 million.

     Proceeds from the transaction will be used to increase drilling and development of the Glen Rose Porosity and San Miguel tar sand plays on TXCO's Maverick Basin acreage, to fund drilling on the Company's new Marfa Basin acreage in West Texas, to fund the recent acquisition of a drilling rig and general corporate purposes.

     Upon completion of the transaction, TXCO will have approximately 32.9 million outstanding shares of common stock. The common stock sold by the Company in the private placement will not be registered under the Securities Act of 1933 or any state securities laws and may not be sold without registration or compliance with an exemption therefrom. The Company has agreed to file a resale registration statement within 30 days. A.G. Edwards and Harris Nesbitt served as co-placement agents in the private offering.

About The Exploration Company
     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

Forward-Looking Statements
     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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